Exhibit 99.1

HGGC to Acquire Serena Software

IT Solution Provider Positioned for Sustained Growth and Continued Leadership in

Application Development and Deployment Solutions

SAN MATEO, Calif. – March 10, 2014 – HGGC, a leading middle market private equity firm, has partnered with Serena Software’s founder, Doug Troxel, and signed a definitive agreement for the acquisition of Serena Software. The current Serena executive team will continue to manage the company, and HGGC’s CEO and Managing Partner Rich Lawson will join the Board of Directors as Chairman.

Founded in 1980 and headquartered in San Mateo, California, Serena Software provides orchestrated application development and release management solutions to over 2,500 enterprises worldwide.

“Serena solves complex process and technology challenges for the world’s most demanding IT organizations. We will continue to provide world-class products, service and support to our customers,” said Greg Hughes, President and CEO of Serena. “HGGC’s support and expertise, along with Doug Troxel’s continued passion for Serena’s technology, will only enhance our abilities to capitalize on the strong position we enjoy in the markets we serve.”

“The acquisition of Serena is consistent with our strategy of investing in technology companies that are clear leaders with significant revenue streams and exceptional customers,” said Rich Lawson, HGGC’s CEO and Managing Partner. “Serena is well positioned to lead new markets at the intersection of application development and IT operations to help the world’s most important brands speed the delivery of new software capabilities to their customers.”

“I’m very excited to partner with HGGC in this transaction,” added Doug Troxel, Serena’s founder and longstanding board member. “HGGC has a proven track record of working alongside company founders like me to drive renewed growth through strategic investments and acquisitions. No one has more passion than me for creating amazing products and services that delight Serena’s loyal customers around the world.”

Over the last 12 months, Serena’s customers have benefited from the company’s sharpened focus on the key products that enable successful application development and deployment, including

Serena Release Manager, Serena Business Manager (SBM), Serena Service Manager, Dimensions CM and ChangeMan ZMF. This announcement reaffirms Serena’s strategy to develop and deliver market-leading solutions that increase the value of IT, as well as Serena’s commitment to deliver the industry leading services and support for which the company has always been known.

HGGC and Doug Troxel are acquiring Serena Software from Silver Lake Partners. Credit Suisse acted as financial advisor to HGGC and is providing committed financing for the transaction, which is subject to regulatory approvals and customary closing conditions.

Tweet this: @SerenaSoftware is acquired by private equity firm HGGC and company founder Doug Troxel to capitalize on the company’s success and accelerate growth.

Additional Information

•	Visit Serena’s Press Center: http://www.serena.com/index.php/en/news-events/press-room

•	Follow Serena on Twitter: http://www.twitter.com/serenasoftware

•	Get Serena’s monthly newsletter: http://ser.so/snewsletter

About Serena Software

Serena Software provides orchestrated application development and release management solutions to the Global 2000. Our 2,500 active enterprise customers, including a majority of the Fortune 100, have made Serena the largest independent ALM vendor and the only one that orchestrates DevOps, the processes that bring together application development and operations. Headquartered in Silicon Valley, Serena serves enterprise customers across the globe. More information is available on the company’s website at http://www.serena.com.

About HGGC

Based in Palo Alto, California, HGGC is a leading private equity firm focusing on leveraged buyout, recapitalizations and growth equity transactions in the middle market. The firm seeks to partner with strong management teams and founders to build companies capable of generating sustainable growth. With years of collective deal and operational experience, HGGC brings best practices from private equity and global corporations to help middle market businesses in a wide range of industries outperform the market. More information is available at http://www.hggc.com.

Media Contacts:

Serena Software

Carl Landers

650-481-3446

HGGC

Tom Faust

Stanton Public Relations & Marketing

646-502-3513

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